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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  March 30, 1994



                             JONES INTERCABLE, INC.
             (Exact name of registrant as specified in its charter)



         Colorado                      1-9953               84-0613514
         --------                      ------               ----------
(State of Organization)        (Commission File No.)        (IRS Employer
                                                            Identification No.)



P.O. Box 3309, Englewood, Colorado 80155-3309               (303) 792-3111
- ---------------------------------------------               --------------
(Address of principal executive office and Zip Code     (Registrant's telephone
                                                        no. including area code)

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Item 5.  Other Events.


                 On March 30, 1994, Jones Intercable, Inc., a Colorado corporation (the "Registrant") announced that it had entered into a letter of intent with Bell Canada International Holdings Limited, a limited liability company organized under the laws of England ("BCI"); C&W Cable Limited, a limited liability company organized under the laws of England ("C&W"); and Jones Global Group, Inc., a Colorado corporation ("Jones Global"), pursuant to which the parties agreed to the amalgamation of certain cable and telephony interests held by them and certain of their business associates into BCETI Cable Limited, a limited liability company organized under the laws of England ("BCETI Cable"), and the initial public offering of shares and debt of BCETI Cable.

         In connection with the amalgamation, (a) the Registrant and Jones Global would exchange and cause their appropriate affiliates (other than Jones United Kingdom Fund, Ltd.) to exchange their respective equity interests in Jones Cable Group of Leeds Holdings plc ("Leeds"); Jones Cable Group of South Hertfordshire ("South Hertfordshire"); Peterborough Cablevision Holding Company Ltd., Norwich Cablevision Holding Company Ltd., Fenland Cablevision Holding Company Ltd., Broadland Cablevision Holding Company (the "Former PacTel Properties"); ELT Acquisition Company Limited; Jones Cable Group of Aylesbury Chiltern Ltd.; Jones Cable Group, Ltd.; Jones Global Funds, Inc. and Jones Spanish Holdings, Inc. for shares in BCETI Cable; (b) Registrant and Jones Global would also use their reasonable efforts to obtain the agreement of other investors in Leeds, South Hertfordshire and the Former PacTel Properties to exchange their equity interests in such entities for shares in BCETI Cable; and
(c) C&W would exchange its equity interest in Leeds for shares in BCETI Cable. As a result of the proposed amalgamation, BCETI Cable would hold licenses that cover franchise areas containing approximately 2.9 million homes, which on an "equity home" basis equates to approximately 1.9 million homes.

         Under the letter of intent, BCI and C&W would agree to cause BCETI Cable to retain, as long as the letter of intent is in effect, but in no event beyond July 30, 1994 unless otherwise agreed to, its equity interest in Encom and Videotron Holdings Limited, as well as any other acquisitions made by BCETI Cable that are completed before the earlier of the initial public offering or July 30, 1994.

         Subject to the completion of the proposed amalgamation, BCI, C&W, Registrant and Jones Global would use all reasonable efforts to effect a firmly underwritten initial public offering of shares of BCETI Cable. Concurrent with the initial public offering, new shares in BCETI Cable would be issued to BCI, C&W, Registrant, Jones Global





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and third parties, resulting in the following approximate equity ownership of
BCETI Cable:

             BCI                                            51%   *
             C&W                                            16%   *
             Registrant                                     13%
             Jones Global                                    8%
             Third Parties                                  12%

* BCI and C&W's equity interest is to be held in a jointly-owned corporation that would own approximately 67% of BCETI Cable.

The shares are to be listed on NASDAQ and will be fully registered and tradable subject to the usual restriction on trading by affiliates following a public offering. Complete registration rights will be granted to BCI, C&W, Registrant and Jones Global. The proceeds from the initial public offering will be used to fund the anticipated cost of developing the properties owned by BCETI Cable following the amalgamation.

         The letter of intent is subject to the negotiation and execution of definitive agreements.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        JONES INTERCABLE, INC.



Dated:  April 8, 1994                   By: /s/ ELIZABETH M. STEELE
                                            Elizabeth M. Steele,
                                            Vice President





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